[Letterhead of Wachtell, Lipton]

                                                   May 3, 2000



Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia  23230

Dear Ladies and Gentlemen:

               We have acted as special counsel to Reynolds Metals Company, a Delaware corporation ("Reynolds") in connection with the proposed merger of Reynolds and RLM Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Delaware corporation ("Parent"), in which Merger Sub will merge with and into Reynolds (the "Merger") with Reynolds surviving as a wholly owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger among Parent, Merger Sub and Reynolds dated as of August 18, 1999 (the "Agreement"). At your request, and pursuant to Section 6.3(a) of the Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

               In that connection, we have reviewed: (i) the Certificate of Incorporation and By-laws of each of Parent, Reynolds and Merger Sub as currently in effect and as they are proposed to be amended prior to or in connection with the Merger, (ii) the Agreement, (iii) certain resolutions adopted by the Board of Directors of each of Parent and Reynolds and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. For purposes of such opinion, we have relied as to matters of fact, with the consent of Parent and the consent of Reynolds, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Parent and Reynolds dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all statements and representationis made to the knowledge of any person or entity or with similar qualification are or will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement of Parent on Form S-4 and the proxy statement that is a part hereof (the "Proxy Statement") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in such Proxy Statement.

               We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement, (ii) the Merger will be reported by Parent and Reynolds on their respective United States federal income tax returns in a manner consistent with the opinion set forth below and (iii) the Merger will qualify as a statutory merger enter the applicable laws of the State of Delaware.

               Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

               We are furnishing this opinion solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose or by any other party without our consent.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz